Exhibit 4.1

AMENDING AGREEMENT TO
SECOND AMENDED AND RESTATED TRUST DEED

THIS AMENDING AGREEMENT TO SECOND AMENDED AND RESTATED TRUST DEED (this “Agreement”) is made as of the 3rd day of February, 2016.

BETWEEN:

a)	THE BANK OF NOVA SCOTIA, a bank named in Schedule I to the Bank Act, whose executive office is at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1, in its capacity as the Issuer;
b)	SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at 40 King Street West, 8th Floor, Toronto, Ontario, M5H 1H1, by its managing general partner, Scotiabank Covered Bond GP Inc. (in its capacity as the Guarantor); and
c)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, whose registered office is at 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1, in its capacity as Bond Trustee.

WHEREAS the parties hereto entered into a second amended and restated trust deed made as of December 4, 2014 (the “Trust Deed”);

AND WHEREAS the parties hereto have agreed to amend the Trust Deed pursuant to the terms of this Agreement;

NOW THEREFORE IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

Article 1 – Amendments

1.01	Amendments

(1)               The text of the first paragraph of Section 2.1 of the Trust Deed is deleted in its entirety and replaced with the following paragraph:

“The Covered Bonds will be issued in Series in an aggregate nominal amount from time to time outstanding not exceeding the Authorized Amount (as defined in the Dealership Agreement) from time to time and for the purpose of determining such aggregate nominal amount Section 8 (Increase in Authorized Amount) of the Dealership Agreement will apply.”

(2)               The words “Program Limit” contained in Section 15.1(t) of the Trust Deed are hereby deleted and replaced with the words “Authorized Amount”.

(3)               Condition 7 (Taxation) under Schedule 1 – Terms and Conditions of the Covered Bonds, Part I – Terms and Conditions of U.S. Registered Covered Bonds is amended by deleting clauses (c) and (e) thereof and renumbering clause (d) as clause (c), clause (f) as clause (d) and clause (g) as clause (e).

(4)               Condition 11 (Principal Paying Agent, Paying Agents, Registrar, Transfer Agent and Exchange Agent) under Schedule 1 – Terms and Conditions of the Covered Bonds, Part I – Terms and Conditions of U.S. Registered Covered Bonds is amended by deleting the second clause (d) thereof, placing the word “and” after clause (c) thereof and removing “; and” following clause (d) thereof and replacing it with a period.

(5)               Condition 7 (Taxation) under Schedule 1 – Terms and Conditions of the Covered Bonds, Part II – Terms and Conditions of Covered Bonds other than U.S. Registered Covered Bonds and Australian Covered Bonds is amended by deleting clauses (c) and (d) thereof and renumbering clause (e) as clause (c) and clause (f) as clause (d) thereof.

(6)               Condition 11 (Principal Paying Agent, Paying Agents, Registrar, Transfer Agent and Exchange Agent) under Schedule 1 – Terms and Conditions of the Covered Bonds, Part II – Terms and Conditions of Covered Bonds other than U.S. Registered Covered Bonds and Australian Covered Bonds is amended by deleting clause (e) thereof, placing the word “and” after clause (c) thereof and removing “; and” following clause (d) thereof and replacing it with a period.

(7)               Condition 7 (Taxation) under Schedule 7 – Terms and Conditions of the Australian Covered Bonds is amended by deleting clause (c) thereof and renumbering clause (d) as clause (c) and clause (e) as clause (d) thereof.

Article 2– miscellaneous

2.01	Further Assurances

Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all acts and things as any of the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

2.02	Other Amendments

Except as expressly amended, modified and supplemented hereby, the provisions of the Trust Deed are and shall remain in full force and effect and shall be read with this Agreement, mutatis mutandis. Where the terms of this Agreement are inconsistent with the terms of the Trust Deed (prior to its amendment hereby), the terms of this Agreement shall govern to the extent of such inconsistency.

2.03	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.

2.04	Interpretation

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Trust Deed (prior to its amendment hereby).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

THE BANK OF NOVA SCOTIA, in its capacity as Issuer

By:	/s/ Ian Berry
Name: Ian Berry Title: Managing Director & Head, Funding
SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP by its managing general partner SCOTIABANK COVERED BOND GP INC.

By:	/s/ Christy Bunker
Name: Christy Bunker Title: Vice-President

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as Bond Trustee

By:	/s/ Morag Abraham
Name: Morag Abraham Title: Corporate Trust Officer

By:	/s/ Ann Samuel
Name: Ann Samuel Title: Associate Trust Officer

[Trust Deed Amending Agreement]